    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 30, 2006

                                                           REGISTRATION NO. 333-
================================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           --------------------------

                                    FORM S-8

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                           --------------------------

                         NATIONAL HEALTH PARTNERS, INC.
 -------------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)

              INDIANA                                   04-3786176
-----------------------------------         ------------------------------------
  (State or Other Jurisdiction of           (I.R.S. Employer Identification No.)
   Incorporation of Organization)

           120 GIBRALTAR ROAD, SUITE 107
               HORSHAM, PENNSYLVANIA                                  19044
--------------------------------------------------                --------------
    (Address of Principal Executive Offices)                       (Zip Code)

                           --------------------------

                        INDIVIDUAL CONSULTING AGREEMENTS

                            (Full Title of the Plan)

                           --------------------------

                                David M. Daniels
                             Chief Executive Officer
                         National Health Partners, Inc.
                          120 Gibraltar Road, Suite 107
                                Horsham, PA 19044
     ----------------------------------------------------------------------
                     (Name and Address of Agent for Service)

                                 (215) 682-7114
 -------------------------------------------------------------------------------
          (Telephone Number, Including Area Code, of Agent for Service)

                                             CALCULATION OF REGISTRATION FEE

                                                         Proposed              Proposed
                                     Amount of            Maximum               Maximum
Title of Each Class of             Shares to be           Offering             Aggregate               Amount of
Securities to be Registered        Registered (1)    Price Per Share (2)    Offering Price (2)     Registration Fee (2)
---------------------------        --------------    -------------------    ------------------     --------------------
Common stock                        1,180,000             $1.50                $1,770,000                $189.39

Common stock                        1,745,000             $1.50                $2,617,500                $280.08
underlying warrants

(1) Represents shares of common stock that may be offered by certain selling security holders. Pursuant to Rule 416 under the Securities Act, this registration statement also covers an indeterminate number of additional shares of common stock issuable with respect to the shares being registered hereunder by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the registrant's outstanding shares of common stock.

(2) Estimated pursuant to Rule 457(h) under the Securities Act for the purpose of determining the registration fee.
================================================================================

                                EXPLANATORY NOTE

         This registration statement registers a total of 2,925,000 shares of common stock, par value $.001 per share, of National Health Partners, Inc., an Indiana corporation, that were issued to certain of our consultants under individual consulting agreements with each consultant or that are issuable upon the exercise of outstanding warrants that were issued to certain of our consultants under individual consulting agreements with each consultant.

         This registration statement contains two parts:

         The first part contains a reoffer prospectus prepared in accordance with the requirements of Part I of Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"). Pursuant to General Instruction C of Form S-8, the reoffer prospectus may be used by certain of our consultants for reofferings or resales to the public on a continuous or delayed basis of up to 1,180,000 shares of our common stock that were issued under individual consulting agreements with each consultant.

         The second part contains the information required to be included in
Part II of a registration statement on Form S-8 with respect to 1,745,000 shares of common stock issuable upon the exercise of outstanding warrants that were issued to certain of our consultants under individual consulting agreements with each consultant.

                               REOFFER PROSPECTUS

                                 [LOGO OMITTED]

                         NATIONAL HEALTH PARTNERS, INC.

                        1,180,000 shares of common stock

                           ___________________________



         This prospectus relates to the public resale, from time to time, of an aggregate of 1,180,000 shares of our common stock by the selling security holders identified in this prospectus. The shares being registered consist of shares of our common stock that were issued by us in private placement transactions to certain of our consultants under individual consulting agreements with each consultant.

         The selling security holders may sell all or a portion of their shares at a fixed price of $1.50 per share until the shares are listed on the OTC Bulletin Board, and thereafter through public or private transactions at prevailing market prices or at privately negotiated prices. We can provide no assurance that the shares will be approved for listing on the OTC Bulletin Board or that a public market will develop for the shares.

         We will not receive any part of the proceeds from sales of these shares by the selling security holders.

                           ___________________________


         INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 2 OF THIS PROSPECTUS.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


                The date of this prospectus is January 30, 2006.

                                                 TABLE OF CONTENTS

                                                                                                              Page
                                                                                                              ----
National Health Partners, Inc...................................................................................1
Risk Factors....................................................................................................2
Disclosure Regarding Forward-Looking Statements................................................................17
Use of Proceeds................................................................................................18
Determination of Offering Price................................................................................18
Selling Security Holders.......................................................................................18
Plan of Distribution...........................................................................................20
Disclosure of Commission Position on Indemnification for Securities Act Liabilities............................22
Incorporation of Certain Information by Reference..............................................................23
Where You Can Find Additional Information......................................................................24

                           ___________________________


YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION PROVIDED IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS.


                           ___________________________

                         NATIONAL HEALTH PARTNERS, INC.

         The healthcare industry is in a state of turmoil. Increasing costs have forced employers to reduce or eliminate available insurance coverage and/or require employees to contribute heavily to premiums, especially for family members. As a result, more Americans are being forced to self-insure and pay a growing portion of the cost of their healthcare.

         We are a national healthcare savings organization that provides affordable healthcare programs to predominantly underserved markets in the healthcare industry through a national healthcare savings network called "CARExpress." CARExpress is a network of hospitals, doctors, dentists, pharmacists and other healthcare providers comprised of an aggregate of over 1,000,000 medical professionals nationwide that have agreed to render their services and products to CARExpress members at substantially discounted prices. CARExpress enables a person to engage in point-of-service transactions directly with these providers and receive discounts from the provider that are similar to those received by a person employed by a large corporation with hundreds of thousands of employees.

         Our discount health membership programs provide a low-cost, non-insurance alternative to individuals who are seeking to reduce their out-of-pocket healthcare costs not covered by insurance or who are unable to obtain healthcare insurance due to their medical history, age or occupation. For a monthly fee, our members obtain discounts that are typically between 10% and 50% percent off the retail price of participating healthcare provider products and services. Acceptance into our health programs is unrestricted, and our programs may be utilized by the member's entire household. We believe our commitment to flexibility in product design, systems and operations for a range of distribution models will contribute directly to our success and help distinguish us from our competitors.

         Our principal executive offices are located at 120 Gibraltar Road, Suite 107, Horsham, Pennsylvania 19044, and our telephone number is (215) 682-7114. We maintain a Web site at www.carexpresshealth.com. Information contained on our Web site does not constitute part of this prospectus.

                                  RISK FACTORS

         An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors in addition to other information in this prospectus before purchasing our common stock. The risks and uncertainties described below are those that we currently deem to be material and that we believe are specific to our company and our industry. In addition to these risks, our business may be subject to risks currently unknown to us. If any of these or other risks actually occurs, our business may be adversely affected, the trading price of our common stock may decline and you may lose all or part of your investment.

                       RISKS ASSOCIATED WITH OUR BUSINESS

WE ARE AN EARLY-STAGE COMPANY WITH AN UNPROVEN BUSINESS MODEL, WHICH MAKES IT DIFFICULT FOR US TO EVALUATE OUR CURRENT BUSINESS AND FUTURE PROSPECTS.

         We entered the health savings industry in 2001 to address the need for affordable healthcare nationwide. From 2001 to 2004, we engaged in limited operations due to our lack of available capital. During that time, our employees performed relatively limited duties and our operations were focused almost exclusively on building CARExpress. In early 2004, we took a number of steps to increase our business and generate revenues, including hiring our current Chief Executive Officer, raising capital through private placements of our equity securities, and marketing our CARExpress membership programs to the public, and during 2005, entered into agreements with various marketing companies that are generating an increasing number of members and sales of our programs. While we are actively engaged in marketing our CARExpress membership programs to the public and are experiencing rapid growth in members and sales of our CARExpress membership programs, we have generated only minimal revenues to date. In addition, since we have only been offering our CARExpress membership programs since 2003, we have very limited historical data with respect to sales of our CARExpress membership cards.

         As a result of these factors, the revenue and income potential of our business is unproven, and we have only a limited operating history upon which to base an evaluation of our current business and future prospects. Because of our limited operating history and because the health savings industry is rapidly evolving, we have limited insight into trends that may emerge and affect our business. We may make errors in predicting and reacting to relevant business trends, which could harm our business.

         Before purchasing our common stock, you should consider an investment in our common stock in light of the risks, uncertainties and difficulties frequently encountered by early-stage companies in new and rapidly evolving markets such as ours, including those described herein. We may not be able to successfully address any or all of these risks. Failure to adequately address such risks could cause our business, financial condition and results of operations to suffer.

WE HAVE A HISTORY OF LOSSES AND EXPECT LOSSES TO CONTINUE INTO THE SECOND QUARTER OF 2006.

         We have experienced net losses in each fiscal quarter since our inception and as of September 30, 2005, had an accumulated deficit of approximately $6.6 million. We incurred net losses to common shareholders of approximately $3.2 million during the nine months ended September 30, 2005, approximately $2.6 million during the year ended December 31, 2004, and approximately $267,000 during the year ended December 31, 2003. As a result of these conditions, the report of our independent accountants issued in connection with the audit of our financial statements as of and for our fiscal year ended December 31, 2004 contained a qualification raising a substantial doubt about our ability to continue as a going concern.

         We expect the number of CARExpress members generated each month through Trident Marketing International, Inc., Hispanic Global LLC and other marketing representatives that we have or may enter into agreements to increase over the next 12 months and expect our monthly membership growth over the next six months to average between 20% and 25%. In addition, we expect our retention rates to improve over the next 12 months and our cash flows from sales of our CARExpress membership programs through Trident and Hispanic Global to turn positive during the first quarter of 2006 as the recurring membership fees from our increasing membership base overtake the costs associated with obtaining the new members we are generating. As a result, we expect our net losses to begin to decrease during the first quarter of 2006, we expect to begin generating net profits by June 30, 2006, and we expect the quarter ended September 30, 2006 to be the first fiscal quarter for which we will generate a net profit. We can provide no assurance that we will generate new members as projected, that our member retention rates will improve over the next 12 months, that our cash flows from sales of our CARExpress membership programs will turn positive during the first quarter of 2006, that we will begin generating net profits from operations during the second quarter of 2006, or that we will be profitable for our fiscal quarter ended September 30, 2006. As a result, we can provide you with no assurance that net losses will not continue beyond the second quarter of 2006.

WE WILL NEED TO RAISE ADDITIONAL FUNDS IN THE FUTURE TO COVER OUR LONG-TERM CONTRACTUAL OBLIGATIONS, NOTES PAYABLE AND OPERATING EXPENSES, WHICH FUNDS MAY NOT BE AVAILABLE OR, IF AVAILABLE, MAY NOT BE AVAILABLE ON ACCEPTABLE TERMS.

         We have significant long-term contractual obligations that we must satisfy over the next several years. We have entered into employment agreements with David M. Daniels, Roger H. Folts and Patricia S. Bathurst, three of our executive officers, and have entered into office leases for our office space in Horsham, Pennsylvania and Sarasota, Florida. The following summarizes our contractual obligations under these agreements and leases as of December 31, 2005:

Contractual
Obligations                     Total          2006          2007           2008          2009          2010
-----------                ----------      --------      --------       --------      --------     ---------
Employment Agreements      $2,285,342      $573,540      $630,894       $500,722      $531,468       $48,718
Office Leases                 710,194       258,553       170,803        108,373       112,708        59,757
                           ----------      --------      --------       --------      --------      --------
     Total                 $2,995,536      $832,093      $801,697       $609,095      $644,176      $108,475
                           ==========      ========      ========       ========      ========      ========

In addition, we have agreed to pay Alex Soufflas and David A. Taylor, our other two executive officers, an annualized base salary of $158,400 and $132,000, respectively, which amounts are not reflected in the table above since we have not entered into written employment agreements with them. If we are unable to satisfy these obligations as they come due, our business may be materially and adversely affected.

         We currently have outstanding indebtedness to third parties in the aggregate principal amount of approximately $210,000, all of which is due within the next 6 months. This indebtedness consists primarily of promissory notes that we recently issued in the aggregate principal amount of $180,000, all of which is due within the next three months. We also expect to incur additional operating expenses over the next 12 months as we:

      o  develop new discount healthcare membership programs;

      o recruit and hire additional personnel, including customer service and support staff and marketing representatives;

      o leverage and develop relationships with additional preferred provider organizations ("PPOs") and providers of healthcare services;

      o upgrade our operational and financial systems, procedures and controls; and

      o comply with Securities and Exchange Commission ("SEC") reporting requirements and fulfill the other responsibilities we will have as a public company.

We may also experience a material decrease in liquidity due to unforeseen capital requirements or other events and uncertainties.

         We believe that our current cash resources will not be sufficient to sustain our current operations for the next 12 months. As a result, we will need to raise additional funds during the next 12 months. While we recently obtained $180,000 through the issuance of promissory notes, we have not made arrangements to obtain additional financing and we can provide no assurance that additional financing will be available in an amount or on terms acceptable to us, if at all. If we cannot raise funds when they are needed or if such funds cannot be obtained on acceptable terms, we may not be able to pay our costs and expenses as they are incurred, sell or create new CARExpress membership programs, execute on our business plan, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements. This may seriously harm our business, financial condition and results of operations.

WE MUST DEVELOP AND EXPAND OUR USE OF MARKETING REPRESENTATIVES TO INCREASE REVENUE AND IMPROVE OUR OPERATING RESULTS.

         Our success will depend in large part upon our ability to attract, retain and motivate the independent marketing representatives who market our CARExpress membership programs. We will need to expand our existing relationships and enter into new relationships with marketing representatives in order to increase our current and future market share and revenue. We compete with all types of retail products and services companies throughout the United States for new marketing representatives. We can provide no assurance that we will be able to maintain and expand our existing relationships or enter into new relationships, or that any new relationships will be available on commercially reasonable terms. If we are unable to maintain and expand our existing relationships or enter into new relationships, we may lose customer introductions, co-marketing benefits and sales, and our operating results may suffer.

OUR RELIANCE ON MARKETING REPRESENTATIVES COULD RESULT IN REDUCED REVENUE GROWTH BECAUSE WE HAVE LITTLE CONTROL OVER THEM OR THEIR MARKETING REPRESENTATIVES.

         Independent marketing representatives currently account for substantially all of our revenues. None of these parties is obligated to continue selling our products or to make any purchases from us. Our ability to generate increased revenue depends significantly upon the ability and willingness of our marketing representatives to market and sell our CARExpress membership programs throughout the United States. If they are unsuccessful in their efforts or are unwilling or unable to market and sell our CARExpress membership programs, our operating results may suffer.

         We cannot control the level of effort these parties expend or the extent to which any of them will be successful in marketing and selling our CARExpress membership programs. Our independent marketing representatives typically offer and sell our CARExpress membership programs on a part-time basis, and may engage in other business activities. These marketing representatives may give higher priority to the products or services of our competitors, reducing their efforts devoted to marketing our CARExpress membership programs. We may not be able to prevent these parties from devoting greater resources to support our competitors' products and reducing or eliminating their efforts to sell our CARExpress membership programs.

DEVELOPING AND MAINTAINING RELATIONSHIPS WITH PREFERRED PROVIDER ORGANIZATIONS ARE CRITICAL TO OUR SUCCESS AND THE LOSS OF ANY SUCH RELATIONSHIPS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

         As part of our business operations, we must develop and maintain relationships with preferred provider organizations and other provider networks within each market area that our services are offered. Developing and maintaining relationships with healthcare providers within a preferred provider organization is in part based on professional relationships and the reputation of our management and marketing personnel. Our preferred provider organization relationships may be adversely affected by events beyond our control, including departures of key personnel and alterations in professional relationships. The loss of a preferred provider organization within a geographic market area may not be replaced on a timely basis, if at all. The loss of a preferred provider organization for any reason could have a material adverse effect on our business, financial condition, and results of operations.

WE CURRENTLY RELY HEAVILY ON A SMALL NUMBER OF PREFERRED PROVIDER ORGANIZATIONS, THE LOSS OF ANY ONE OF WHICH OR THE CHANGE IN OUR RELATIONSHIP WITH ANY ONE OF WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

         PPONext, International Med-Care, CareMark, Cigna, Optum and Careington International are the principal preferred provider organizations through which our members receive savings on healthcare services through our CARExpress membership programs. The loss of any of these preferred provider organizations or a disruption of our members' access to any of these preferred provider organizations could adversely affect our business. While we currently enjoy a good relationship with each of these preferred provider organizations, we can provide no assurance that we will continue to have a good relationship with any of them in the future. Our agreements with these organizations are not exclusive, so these organizations may choose to partner with one of our competitors or compete directly with our CARExpress membership programs. In addition, these agreements may be terminated by either party on between 45 and 180 days' prior written notice. If these organizations choose to partner with our competitors or compete directly with out CARExpress membership programs, our business could be adversely affected. In addition, if, for any reason, we should lose a provider relationship and be unable to promptly replace it with a new one, we may be unable to offer certain benefits to members, which could have a negative impact on our sales.

WE CURRENTLY GENERATE ALMOST ALL OF OUR REVENUES THROUGH TRIDENT MARKETING INTERNATIONAL, INC. AND HISPANIC GLOBAL LLC.

         Trident Marketing International, Inc. and Hispanic Global LLC currently generate almost all of our revenues for us. Although we are attempting to expand the number of companies selling our CARExpress membership programs, we expect that a limited number of companies will continue to generate almost all of our revenues for the foreseeable future. In the event Trident or Hispanic Global ceases to sell our CARExpress membership programs to prospective members, or if prospective members do not purchase our CARExpress membership programs through Trident or Hispanic Global, our business, financial condition and results of operations could be materially and adversely affected.

BECAUSE WE EXPECT TO DERIVE SUBSTANTIALLY ALL OF OUR FUTURE REVENUES FROM OUR CAREXPRESS MEMBERSHIP PROGRAMS, ANY FAILURE OF THESE PROGRAMS TO SATISFY CUSTOMER DEMANDS OR TO ACHIEVE MEANINGFUL MARKET ACCEPTANCE MAY SERIOUSLY HARM OUR BUSINESS.

         Substantially all of our revenues come from fees for our CARExpress membership programs, which has not gained widespread market acceptance. We expect our CARExpress membership programs to continue to account for substantially all of our revenues for the foreseeable future. If, for any reason, revenues derived from sales of our CARExpress membership programs decline or do not grow as rapidly as we anticipate, our operating results and our business may be significantly impaired. If our CARExpress membership programs fail to meet the needs of our target customers, or if they do not compare favorably in breadth and price to competing products, our growth may be limited. We cannot assure you that our CARExpress membership programs will achieve any meaningful market acceptance. If we cannot develop a market for our products, or if they develop more slowly than expected, our business, financial condition and results of operations may suffer.

         Our future financial performance will also depend on our ability to diversify our program offerings by successfully designing, developing and selling new and unique enhancements to discount healthcare membership programs. We cannot assure you that we will be successful in achieving market acceptance of any new programs that we develop. Any failure or delay in diversifying our existing offering of discount healthcare membership programs could harm our business, financial condition and results of operations.

WE MAY NOT BE ABLE TO DEVELOP ACCEPTABLE NEW DISCOUNT HEALTHCARE MEMBERSHIP PROGRAMS AT A RATE REQUIRED BY OUR RAPIDLY CHANGING MARKET.

         Our future success depends on our ability to develop new discount healthcare membership programs that keep pace with the rapidly evolving health savings industry and that address the changing needs of our customers. We may not be successful in either developing such programs or timely introducing them to the market. Uncertainties about the timing and nature of changes to healthcare regulations and the evolution of the health savings industry could delay our development of new programs or increase the expenses in developing them. The failure of our future discount healthcare membership programs to satisfy the needs of our customers may limit or reduce the market for these programs, result in customer dissatisfaction, and seriously harm our business, financial condition and results of operations.

WE MAY BECOME SUBJECT TO GOVERNMENT REGULATION MUCH LIKE AN INSURANCE COMPANY, WHICH MAY HAVE AN ADVERSE EFFECT ON OUR BUSINESS.

         We offer and sell our CARExpress membership programs without license by any federal, state, or local regulatory licensing agency or commission. By comparison, companies that provide insurance benefits and operate healthcare management organizations and preferred provider organizations are regulated by federal and state licensing agencies and commissions and are subject to federal and state legislation, such as the Health Insurance Portability and Accountability Act of 1996. These regulations cover operations, including scope of benefits, rate formula, delivery systems, utilization review procedures, quality assurance, enrollment requirements, claim payments, marketing and advertising. Federal and state insurance regulatory agencies and commissions may, in the future, determine that our CARExpress membership programs are subject to governmental regulation, which may adversely affect or limit our future operations. Compliance with these statutes and regulations is costly and may limit our operations. Statutes and regulations applicable to other healthcare organizations with which we may contract, such as patient freedom of choice rights and anti-discrimination rights, may force our healthcare management organizations and preferred provider organizations to withdraw as our network providers.

WE MAY NEED TO COMPLY WITH INSURANCE BROKERAGE LAWS IN THE EVENT WE SELL OUR CAREXPRESS MEMBERSHIP PROGRAMS IN COMBINATION WITH INSURANCE PRODUCTS.

         We intend in the future to sell our CARExpress membership programs in combination with insurance products through National Health Brokerage Group, our wholly-owned subsidiary. While we have obtained insurance licenses for National Health Brokerage Group in some states, we have not yet engaged in the sale of these combined products. The sale of insurance products and licensing of insurance brokers and agents are subject to regulation and supervision predominantly by state authorities. While the scope of regulation and form of supervision may vary from state to state, insurance laws relating to the sale of insurance products and licensing of insurance brokers and agents are often complex and generally grant broad discretion to supervisory authorities in adopting regulations. States have broad powers over the granting, renewing and revoking of licenses and approvals, marketing activities and the receipt of commissions. In the event we decide to sell CARExpress membership programs in combination with insurance products in the future through National Health Brokerage Group, we will need to comply with the insurance brokerage laws and regulations of each state in which we wish to sell the combined products. Our failure to comply with the rules and regulations of any of these states may result in the revocation of our license to sell combined products in that state and may subject us to fines and penalties.

OUR OPERATIONS MAY BE AFFECTED BY FUTURE CHANGES IN INSURANCE LAWS AND REGULATIONS.

         Our CARExpress membership programs are not regulated as insurance products, and our marketing representatives are not required to be licensed as insurance brokers to be able to sell our CARExpress membership programs. Congress or state legislatures may in the future seek to bring our CARExpress membership programs and sales activities under the jurisdiction of insurance regulators through changes to insurance laws and regulations. Should that occur, we may face material costs of compliance with the new laws and regulations, and if we cannot comply, we may be prohibited from selling our programs in certain jurisdictions.

         If we become subject to any insurance licensing or regulatory requirements, whether as a result of changes in insurance laws bringing our CARExpress membership programs under the jurisdiction of federal and state insurance agencies or as a result of National Health Brokerage Group becoming licensed to sell our CARExpress membership programs in combination with insurance products and engaging in sales of the combined products, our failure to comply with any such requirements could lead to a revocation, suspension or loss of licensing status, termination of contracts, and legal and administrative enforcement actions. In addition, the use of the internet in the marketing and distribution of our CARExpress membership programs is relatively new and presents certain regulatory issues, such as whether internet service providers, gateways or cybermalls are engaged in the solicitation or sale of insurance policies or otherwise transacting business requiring licensure under the laws of one or more states. Regulatory requirements are subject to change from time to time and may become more restrictive in the future, thereby making compliance more difficult or expensive or otherwise affecting or restricting our ability to conduct our business as now conducted or proposed to be conducted.

OUR USE OF INDEPENDENT MARKETING REPRESENTATIVES COULD SUBJECT US TO ENFORCEMENT ACTIONS, PENALTIES AND NEGATIVE PUBLICITY IF ANY SUCH REPRESENTATIVES DO NOT COMPLY WITH APPLICABLE FEDERAL AND STATE REGULATIONS.

         The independent marketing representatives that we utilize, and the manner by which such marketing representatives recruit additional marketing representatives to market our CARExpress membership programs and the number of levels of marketing representatives through which the marketing representative recruitment process extends, are subject to federal and state laws and regulations administered by the Federal Trade Commission and various state agencies. These laws and regulations include securities, franchise investment, business opportunity, and criminal laws prohibiting the use of "pyramid" or "endless chain" types of selling organizations. These regulations are generally directed at ensuring that product and service sales are ultimately made to consumers (as opposed to other marketing representatives) and that advancement within the network marketing organization is based on sales of products and services, rather than on investment in the company or other non-retail sales related criteria.

         The compensation structure of a network marketing organization is very complex. Compliance with all of the applicable regulations and laws is uncertain because of the evolving interpretations of existing laws and regulations, and the enactment of new laws and regulations pertaining in general to network marketing organizations and product and service distribution. Accordingly, there is the risk that the network marketing organizations that we use may be found to not comply with applicable laws and regulations. Such a finding could:

      o result in an enforcement action and imposition of a penalty against us or the network marketing organization;

      o require the network marketing organization to modify its marketing representative network system;

      o result in negative publicity to us or the network marketing organization; or

      o have a negative affect on the morale and loyalty of the marketing representatives in the network marketing organization.

Any of these consequences could have a material adverse effect on our business, financial condition and results of operations.

OUR SYSTEMS MAY BE VULNERABLE TO SECURITY RISKS OR SERVICE DISRUPTIONS THAT COULD HARM OUR BUSINESS.

         Although we have taken measures to secure our systems against security risks and other causes of disruption of electronic services, our servers are vulnerable to physical or electronic break-ins and service disruptions, which could lead to interruptions, delays, loss of data or the inability to process customer requests. Such events could be very expensive to remedy, could damage our reputation and could discourage existing and potential customers from using our products. Any such events could substantially harm our business, results of operations and financial condition.

OUR CONTINUED GROWTH COULD STRAIN OUR PERSONNEL AND INFRASTRUCTURE RESOURCES, AND IF WE ARE UNABLE TO IMPLEMENT APPROPRIATE CONTROLS AND PROCEDURES TO MANAGE OUR GROWTH, WE MAY NOT BE ABLE TO SUCCESSFULLY IMPLEMENT OUR BUSINESS PLAN.

         We are beginning to experience rapid growth in our operations, which is placing, and will continue to place, a significant strain on our management, administrative, operational and financial infrastructure. Our future success will depend in part upon the ability of our senior management to manage growth effectively. This will require us to hire and train additional personnel to manage our expanding operations. In addition, we will be required to continue to improve our operational, financial and management controls and our reporting systems and procedures. If we fail to successfully manage our growth, we may be unable to execute upon our business plan.

WE FACE INCREASING COMPETITION FROM MORE ESTABLISHED COMPANIES THAT HAVE SIGNIFICANTLY GREATER RESOURCES THAN WE DO, WHICH MAY PLACE PRESSURE ON OUR PRICING AND WHICH COULD PREVENT US FROM INCREASING REVENUE OR ATTAINING PROFITABILITY.

         The health savings industry is rapidly evolving and competition for members is becoming increasingly intense. Our CARExpress membership programs are similar to or directly in competition with products and services offered by our direct competitors. Some of our healthcare providers may provide, either directly or through third parties, programs that directly compete with our programs. If discount healthcare membership products and services become standard features of healthcare companies, the demand for our CARExpress membership programs may decrease. In addition, the preferred provider organizations and provider networks that we use may decide to develop or sell competing products instead of our CARExpress membership programs. Moreover, even if our CARExpress membership programs provide a greater breadth of products and services and greater price discounts than programs offered by other companies operating in the health savings industry, potential customers might accept this limited functionality in lieu of purchasing our CARExpress membership programs due to their lack of familiarity with our programs.

         Some of our competitors enjoy substantial competitive advantages, such as:

      o programs that are functionally similar or superior to our membership programs;

      o  established reputations relating to membership programs;

      o  greater name recognition and larger marketing budgets and resources;

      o established marketing relationships and access to larger customer bases; and

      o  substantially greater financial, personal and other resources.

         We compete with numerous well-established companies that design and implement membership programs. Our current principal competitors include companies that offer healthcare products and services through membership programs much like our CARExpress membership programs, as well as insurance companies, preferred provider organization networks and other organizations that offer health benefit programs to their customers. Some of our competitors may be companies that have programs that are functionally similar or superior to our health membership programs. Most of our competitors possess substantially greater financial, marketing, personnel and other resources than us.

         We can provide no assurance that our current or future competitors will not:

      o provide healthcare benefit programs comparable or superior to our programs at lower membership prices;

      o adapt more quickly to evolving healthcare industry trends or changing industry requirements;

      o respond more quickly and effectively to new or changing opportunities, technologies, standards or customer requirements;

      o increase their emphasis on programs similar to ours to more effectively compete with us; or

      o successfully recruit independent marketing representatives by offering more attractive sales commissions.

For these and other reasons, we may not be able to compete successfully against our current and future competitors. Increased competition may result in price reductions, reduced gross margins, and loss of market share, any of which could have a material, adverse effect on our business, financial condition and results of operations.

OUR FAILURE TO ADEQUATELY PROTECT OUR CAREXPRESS BRAND AND OTHER INTELLECTUAL PROPERTY COULD HAVE AN ADVERSE EFFECT ON OUR BUSINESS.

         Intellectual property is important to our success. We generally rely upon confidentiality procedures and contractual provisions to protect our CARExpress brand and our other intellectual property, and we intend to apply for legal protection for certain of our intellectual property in the future. Any such legal protection we obtain may be challenged by others or invalidated through administrative process or litigation. Furthermore, legal standards relating to the validity, enforceability and scope of protection of intellectual property rights are uncertain, and adequate legal protection of our intellectual property may not be available to us in every country in which we intend to sell our products. The laws of some foreign countries may not be as protective of intellectual property rights as United States laws, and their mechanisms for enforcement of intellectual property rights may be inadequate. As a result, our means of protecting our proprietary technology and brands may be inadequate. Furthermore, despite our efforts, we may be unable to prevent third parties from infringing upon or misappropriating our intellectual property. Any such infringement or misappropriation could have a material adverse effect on our business, financial condition and results of operations.

IF WE ACQUIRE ANY HEALTHCARE COMPANIES OR PRODUCTS IN THE FUTURE, SUCH COMPANIES AND PRODUCTS COULD PROVE DIFFICULT TO INTEGRATE, DISRUPT OUR BUSINESS, DILUTE STOCKHOLDER VALUE AND ADVERSELY AFFECT OUR OPERATING RESULTS.

         We may acquire or make investments in complementary healthcare companies, businesses, assets, products and services in the future. We have not made any such acquisitions or investments to date, and therefore, our ability to make acquisitions or investments is unproven. Acquisitions and investments involve numerous risks, including:

      o difficulties in integrating operations, technologies, services and personnel;

      o the diversion of financial and management resources from existing operations;

      o  the risk of entering new markets;

      o  the potential loss of key employees; and

      o the inability to generate sufficient revenue to offset acquisition or investment costs.

         In addition, if we finance any acquisitions by issuing convertible debt or equity securities, our existing stockholders may be diluted which could affect the market price of our stock. As a result, if we fail to properly evaluate and execute any acquisitions or investments, our business and prospects may be seriously harmed.

WE ARE DEPENDENT ON OUR MANAGEMENT TEAM, AND THE LOSS OF ANY KEY MEMBER OF THIS TEAM MAY PREVENT US FROM IMPLEMENTING OUR BUSINESS PLAN IN A TIMELY MANNER.

         Our success depends largely upon the continued services of our executive officers and other key management and development personnel. While we have entered into employment agreements with David M. Daniels, Roger H. Folts and Patricia S. Bathurst, they may terminate their employment with us at any time without penalty. Since we have not entered into employment agreements with Alex Soufflas or David A. Taylor, they may also terminate their employment with us at any time without penalty. We do not maintain key person life insurance policies on any of our employees. The loss of one or more of our key employees could seriously harm our business, financial condition or results of operations. In such an event we may be unable to recruit personnel to replace these individuals in a timely manner, or at all, on acceptable terms.

BECAUSE COMPETITION FOR OUR TARGET EMPLOYEES IS INTENSE, WE MAY NOT BE ABLE TO ATTRACT AND RETAIN THE HIGHLY-SKILLED EMPLOYEES THAT WE NEED TO SUPPORT OUR PLANNED GROWTH.

         To execute our growth plan, we must attract and retain highly-qualified personnel. We need to hire additional personnel in virtually all operational areas, including selling and marketing, research and development, operations and technical support, customer service and administration. Competition for these personnel remains intense, especially for individuals with high levels of experience in designing and developing health savings programs. We may not be successful in attracting and retaining qualified personnel. Many of the companies with which we compete for experienced personnel have greater resources than we have. If we fail to attract new personnel or retain and motivate our current personnel, our business and future growth prospects could be severely harmed.

                       RISKS ASSOCIATED WITH OUR INDUSTRY

THE HEALTH SAVINGS INDUSTRY IS RAPIDLY EVOLVING, AND IF WE ARE NOT SUCCESSFUL IN PROMOTING THE BENEFITS OF OUR CAREXPRESS MEMBERSHIP PROGRAMS AND OUR CAREXPRESS BRAND, OUR GROWTH MAY BE LIMITED.

         Based on our experience with consumers, we believe that many consumers are not familiar with the health savings industry and the benefits provided by discount healthcare membership programs. In addition, there may be a time-limited opportunity to achieve and maintain a significant share of the market for healthcare membership programs due in part to the rapidly evolving nature of the health savings industry and the substantial resources available to our existing and potential competitors. If employers do not recognize or acknowledge these problems, then the market for our CARExpress membership programs may develop more slowly than we expect, which could adversely affect our operating results.

         Developing and maintaining awareness of our CARExpress brand is critical to achieving widespread acceptance of our existing and future CARExpress membership programs. Furthermore, we believe that the importance of brand recognition will increase as competition in our market develops. Successful promotion of our CARExpress brand will depend largely on the effectiveness of our marketing efforts and on our ability to develop reliable and useful CARExpress membership programs at competitive prices. If we fail to successfully promote our CARExpress brand, or if our expenses to promote and maintain our CARExpress brand are greater than anticipated, our financial condition and results of operations could suffer.

THE SUCCESS OF OUR BUSINESS DEPENDS UPON THE CONTINUED GROWTH AND ACCEPTANCE OF HEALTH MEMBERSHIP PROGRAMS AS A SUITABLE ALTERNATIVE OR SUPPLEMENT TO TRADITIONAL HEALTH INSURANCE.

         Expansion in the sales of our CARExpress membership programs depends on the acceptance of health membership programs as a suitable alternative or supplement to traditional health insurance. Health membership programs could lose their viability as an alternative to health insurance due to changes in healthcare laws and regulations, an inadequate number of healthcare providers participating in the programs, customer dissatisfaction with the method of making payments and receiving discounts, and new alternative healthcare solutions. If healthcare membership programs do not gain widespread market acceptance, the demand for our CARExpress membership programs could be significantly reduced, which could have a material adverse effect on our business, financial condition and results of operations.

EVOLVING REGULATION OF THE HEALTH SAVINGS INDUSTRY MAY AFFECT US ADVERSELY.

         As the health savings industry continues to evolve, increasing regulation by federal, state or foreign agencies becomes more likely. The delivery of discount health care products and services is subject to federal, state and local regulation, including the prohibition of business corporations from providing medical care, the fraud and abuse provisions of the Medicare and Medicaid statutes, state laws that prohibit referral fees and fee splitting, and regulations applicable to insurance companies and organizations that provide healthcare services. Compliance with changes in applicable regulations could materially increase the associated operating costs. Non-compliance with these laws and regulations could cause us to become the subject of a variety of enforcement or private actions, subject us or our management personnel to fines or various forms of civil or criminal prosecution, and result in negative publicity potentially damaging our reputation, network relationships, client relationships and the relationship with program members, representatives and consumers in general. Our failure to comply with current, as well as newly enacted or adopted federal and state regulations, could have a material adverse effect upon our business, financial condition and results of operations.

                         RISKS ASSOCIATED WITH OUR STOCK

FUTURE SALES OF OUR COMMON STOCK MAY CAUSE OUR STOCK PRICE TO DECLINE.

         The sale of a large number of shares of our common stock available for sale in the market after this offering, or the belief that such sales could occur, could cause a drop in the market price of our common stock. We currently have 17,054,200 shares of common stock outstanding, all of which are "restricted securities" as that term is defined in Rule 144 of the Securities Act. We are registering 1,180,000 of these restricted shares in this offering. We are also registering an additional 1,745,000 shares of common stock underlying currently outstanding warrants. The shares registered in this offering will be freely tradable without restriction or further registration under the Securities Act, unless the shares are purchased by our affiliates.

         Immediately after the effectiveness of the registration statement of which this prospectus is a part, 6,625,125 shares of our outstanding shares of common stock will be freely tradable without restriction or further registration under the Securities Act, unless the shares are purchased by our affiliates. The remaining 10,429,075 shares of common stock outstanding after the effectiveness of the registration statement will continue to be restricted securities.

         None of our directors, executive officers and other stockholders are subject to lock-up agreements or market stand-off provisions that limit their ability to sell common stock.

WE INTEND TO ATTEMPT TO RAISE ADDITIONAL FUNDS IN THE FUTURE, AND SUCH ADDITIONAL FUNDING MAY BE DILUTIVE TO STOCKHOLDERS OR IMPOSE OPERATIONAL RESTRICTIONS.

         We intend to raise additional capital in the future to help fund our operations through sales of shares of our common stock or securities convertible into shares of our common stock, as well as issuances of debt. Such additional financing may be dilutive to our stockholders, and debt financing, if available, may involve restrictive covenants which may limit our operating flexibility. If additional capital is raised through the issuances of shares of our common stock or securities convertible into shares of our common stock, the percentage ownership of existing stockholders will be reduced. These stockholders may experience additional dilution in net book value per share and any additional equity securities may have rights, preferences and privileges senior to those of the holders of our common stock.

WE HAVE ISSUED A SIGNIFICANT NUMBER OF SECURITIES TO ADVISORS AND CONSULTANTS TO THE COMPANY AND MAY ISSUE ADDITIONAL SECURITIES TO ADVISORS AND CONSULTANTS TO THE COMPANY IN THE FUTURE.

         We issued 350,000 shares of our common stock to consultants and advisors in 2004 as compensation for services rendered, and issued 2,587,000 shares of our common stock, options exercisable into 400,000 shares of our common stock and warrants exercisable into 3,099,000 shares of our common stock to consultants and advisors in 2005 as compensation for services rendered. We may issue additional shares of our common stock or securities convertible or exercisable into shares of our common stock to advisors, consultants or other business partners in the future as compensation for services rendered or to be rendered. The issuance of additional securities to such persons will result in dilution to existing stockholders since the percentage ownership of such stockholders will be reduced.

THE OFFERING PRICE OF THE SHARES OF OUR COMMON STOCK OFFERED HEREBY MAY NOT BEAR ANY RELATION TO THE ACTUAL TRADING PRICE OF OUR COMMON STOCK.

         The selling security holders may sell all or a portion of their shares of common stock at a fixed price of $1.50 per share until the shares are listed on the OTC Bulletin Board, and thereafter through public or private transactions at prevailing market prices or at privately negotiated prices. The average cost of the shares of common stock being sold by the selling security holders hereby is approximately $.40 per share. The offering price of the shares offered hereby does not necessarily bear any relation to our assets, book value, financial condition or other established valuation criteria. Accordingly, the offering price of the shares may not be indicative of the actual value of our common stock or the prices that may prevail at any time or from time to time in the event a public market for our common stock develops. We can provide you with no assurance that a public market for our common stock will develop and continue or that our common stock will ever trade at a price at or higher than the offering price in this offering.

THE MARKET PRICE OF OUR COMMON STOCK IS LIKELY TO BE HIGHLY VOLATILE AND SUBJECT TO WIDE FLUCTUATIONS.

         The market price of our common stock is likely to be highly volatile and could be subject to wide fluctuations in response to a number of factors that are beyond our control, including:

      o  announcements of new programs or services by our competitors;

      o demand for our CARExpress membership programs, including fluctuations in license renewals; and

      o fluctuations in revenue from the network marketing organizations that we use.

        In addition, the market price of our common stock could be subject to wide fluctuations in response to:

      o  quarterly variations in our revenues and operating expenses;

      o  announcements of new programs or services by us; and

      o  our ability to accommodate the future growth in our operations.

         In addition, the stock market has experienced significant price and volume fluctuations that have particularly affected the market price of the stock of many early-stage companies and that often have been unrelated or disproportionate to the operating performance of these companies. Market fluctuations such as these may seriously harm the market price of our common stock. Further, securities class action suits have been filed against companies following periods of market volatility in the price of their securities. If such an action is instituted against us, we may incur substantial costs and a diversion of management attention and resources, which would seriously harm our business, financial condition and results of operations.

OUR OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY, AND THESE FLUCTUATIONS MAY CAUSE OUR STOCK PRICE TO FALL.

         Our operating results will likely vary in the future primarily as the result of fluctuations in our billings, revenues and operating expenses. We expect to incur additional operating expenses in the future as we expand our selling and marketing activities, develop new discount healthcare membership programs, hire additional personnel and comply with SEC reporting requirements. If our results of operations do not meet the expectations of current or potential investors, the price of our common stock may decline.

OUR SHARES OF COMMON STOCK ARE NOT LISTED ON ANY NATIONAL SECURITIES EXCHANGE OR ESTABLISHED ELECTRONIC TRADING SYSTEM.

         Our shares of common stock do not currently trade on a national securities exchange or any other established electronic trading system. We have submitted an application to the OTC Bulletin Board to list our shares of common stock for trading. We can provide no assurance, however, that such application will be accepted by the OTC Bulletin Board or that our shares of common stock will be approved for trading on the OTC Bulletin Board. The failure of our shares to be approved for trading on the OTC Bulletin Board will have the effect of limiting the trading activity of our common stock and reducing the liquidity of an investment in our common stock.

APPLICABLE SEC RULES GOVERNING THE TRADING OF "PENNY STOCKS" MAY LIMIT THE TRADING AND LIQUIDITY OF OUR COMMON STOCK WHICH MAY AFFECT THE TRADING PRICE OF OUR COMMON STOCK.

         In the event our shares of common stock are not listed on a national securities exchange, an electronic trading system, or the pink sheets, our common stock will very likely be considered a "penny stock" as defined under Rule 3a51-1 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and will be subject to SEC rules and regulations that impose limitations upon the manner in which our shares can be publicly traded. These regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the associated risks. Under these regulations, certain brokers who recommend such securities to persons other than established customers or certain accredited investors must make a special written suitability determination regarding such a purchaser and receive such purchaser's written agreement to a transaction prior to sale. These regulations may have the effect of limiting the trading activity of our common stock and reducing the liquidity of an investment in our common stock.

IF OUR EXECUTIVE OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS CHOOSE TO ACT TOGETHER, THEY MAY BE ABLE TO CONTROL OUR MANAGEMENT AND OPERATIONS, WHICH MAY PREVENT US FROM TAKING ACTIONS THAT MAY BE FAVORABLE TO YOU.

         Our executive officers, directors and principal stockholders, and their respective affiliates, beneficially own approximately 56.5% of our outstanding common stock. These stockholders, acting together, have the ability to exert substantial influence over all matters requiring approval by our stockholders, including the election and removal of directors and any proposed merger, consolidation or sale of all or substantially all of our assets. In addition, they could dictate the management of our business and affairs. This concentration of ownership could have the effect of delaying, deferring or preventing a change in control of us or impeding a merger or consolidation, takeover or other business combination that could be favorable to you.

                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements. All statements other than statements of historical facts included or incorporated by reference in this prospectus, including, without limitation, statements regarding our future financial position, business strategy, budgets, projected revenues, projected costs and plans and objective of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expects," "intends," "plans," "projects," "estimates," "anticipates," or "believes" or the negative thereof or any variation thereon or similar terminology or expressions.

         These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from results proposed in such statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to:

      o  our ability to fund future growth and implement our business strategy;

      o  demand for and acceptance of our CARExpress membership programs;

      o our dependence on a small number of preferred provider organizations and other provider networks for healthcare providers;

      o our dependence upon Trident Marketing International, Inc. and Hispanic Global LLC for substantially all of our revenue;

      o our ability to develop and expand the market for our CARExpress membership programs;

      o  our ability to market our CARExpress membership programs;

      o  growth and market acceptance of the health savings industry;

      o  competition in the health savings industry and our markets;

      o our ability to attract and retain qualified personnel and marketing representatives;

      o  legislative or regulatory changes in the healthcare industry;

      o  the condition of the securities and capital markets;

      o general economic and business conditions, either nationally or internationally or in the jurisdictions in which we are doing business;

and statements of assumption underlying any of the foregoing, as well as any other factors set forth under the caption "Risk Factors" on page 2 of this prospectus.

         All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the foregoing. Except as required by law, we assume no duty to update or revise our forward-looking statements based on changes in internal estimates or expectations or otherwise.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of our shares of common stock by the selling security holders.

                         DETERMINATION OF OFFERING PRICE

         The selling security holders may sell all or a portion of their shares of common stock at a fixed price of $1.50 per share until the shares are listed on the OTC Bulletin Board, and thereafter through public or private transactions at prevailing market prices or at privately negotiated prices. In determining the initial public offering price for the shares, the material factors that we considered are as follows:

      o  Our business potential and prospects;

      o  The industry in which we operate;

      o  Our management;

      o  Our relative cash requirements;

      o  Our capital structure;

      o  Current market conditions;

      o The price paid by investors for shares of our common stock in our private offerings in 2004 and 2005; and

      o The price we believe a purchaser will be willing to pay for shares of our common stock when the shares are listed on the OTC Bulletin Board.

         The offering price of the shares offered hereby does not necessarily bear any relation to our assets, book value, financial condition or other established valuation criteria. Accordingly, the offering price of the shares may not be indicative of the actual value of our common stock or the prices that may prevail at any time or from time to time in the event a public market for our common stock develops. We can provide you with no assurance that a public market for our common stock will develop and continue or that our common stock will ever trade at a price at or higher than the offering price in this offering.

                            SELLING SECURITY HOLDERS

         The selling security holders identified in the following table are offering for resale 1,180,000 shares of our common stock. All of the shares of common stock were previously issued to the selling security holders in private placement transactions.

         The following table sets forth as of January 25, 2006:

      o The name of each selling security holder and any material relationship between us and such selling security holder based upon information currently available to us;

      o The number of shares owned beneficially by each selling security holder before the offering;

      o The percentage ownership of each selling security holder prior to the offering;

      o  The number of shares offered hereunder by each selling security holder;

      o The number of shares owned beneficially by each selling security holder after the offering; and

      o The percentage ownership of each selling security holder after the offering.

         The information presented in this table has been calculated based on the assumption that all shares offered hereby will be sold and that no other shares of our common stock will be acquired or disposed of by the selling security holder prior to the termination of this offering. The beneficial ownership set forth below has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Except as indicated by footnote, and subject to applicable community property laws, we believe that the beneficial owners of the common stock listed below have sole voting power and investments power with respect to their shares.


                                          Beneficial Ownership of                           Beneficial Ownership of
                                         Selling Security Holders                         Selling Security Holders
                                           Prior to the Offering                             After the Offering
                                       -----------------------------                   -------------------------------
                                                                        Number of
                                                                      Shares Offered
Name of Selling Security Holder            Number        Percent          Hereby            Number         Percent
-------------------------------            ------        -------          ------            ------         -------
Ben Giese (1)                              927,000         5.4%           75,000            852,000          5.0%
Jose Luis Lozano (2)                     1,800,000        10.6%          600,000          1,200,000          7.0%
Rene Ortega, Jr. (3)                       470,000         2.8%           15,000            455,000          2.7%
Peter Rosner (4)                           100,000          *            100,000                -0-           *
Ernst Schoenbaechler (5)                   600,000         3.5%           87,500            512,500          3.0%
Hans Schulte (6)                           150,000          *             50,000            100,000           *
Keith Shelly (7)                           815,000         4.8%          150,000            665,000          3.9%
Stuart Tiplitsky (8)                       247,700         1.5%           12,500            235,200          1.4%
Michael Verhunce (9)                       360,000         2.1%           90,000            270,000          1.6%

* Represents less than one percent (1%) of our shares outstanding.

(1) The registered shares consist of shares of our common stock that were acquired in June 2005 in exchange for marketing and advisory services.

(2) The registered shares consist of shares of our common stock that were acquired in May 2005 in exchange for marketing and advisory services.

(3) The registered shares consist of shares of our common stock that were acquired in June 2005 in exchange for marketing and advisory services.

(4) The registered shares consist of shares of our common stock that were acquired in February 2004 in exchange for consulting and advisory services.

(5) The registered shares consist of shares of our common stock that were acquired in June 2005 in exchange for marketing and advisory services.

(6) The registered shares consist of shares of our common stock that were acquired in June 2005 in exchange for marketing and advisory services.

(7) The registered shares consist of shares of our common stock that were acquired in June 2005 in exchange for marketing and advisory services. Mr. Shelly served as one of our directors from February 13, 2005 until June 1, 2005.

(8) The registered shares consist of shares of our common stock that were acquired in June 2005 in exchange for marketing and advisory services.

(9) The registered shares consist of shares of our common stock that were acquired in June 2005 in exchange for marketing and advisory services.

                              PLAN OF DISTRIBUTION

         We are registering all of the shares of common stock offered by this prospectus on behalf of the selling security holders. The selling security holders may sell any or all of the shares, subject to federal and state securities law, but are under no obligation to do so. The selling security holders will act independently of us in making decisions with respect to the timing, manner and size of each sale of the common stock covered hereby.

         The selling security holders, or their pledges, donees, transferees or any of their other successors-in-interest, may sell all or a portion of the common stock offered hereby from time to time in one or more transactions directly or through one or more underwriters, brokers, dealers or agents at a fixed price of $1.50 per share until the shares are listed on the OTC Bulletin Board. Thereafter, the shares may be sold at fixed prices, at market prices prevailing at the time of the sale, at varying prices determined at the time of sale, or at privately negotiated prices. These sales may be effected in any one or more of the following methods:

      o cross trades or block trades in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

      o purchases by a broker, dealer or underwriter as principal and resale by such broker, dealer or underwriter for its own account pursuant to this prospectus;

      o an exchange distribution in accordance with the rules of any stock exchange on which the securities may be listed;

      o ordinary brokerage transactions and transactions in which the broker solicits purchases;

      o  privately negotiated transactions;

      o  short sales;

      o through the writing of options, swaps or other derivatives on the securities, regardless of whether the options, swaps or derivatives are listed on an exchange;

      o through the distribution of the securities by any selling security holder to its partners, members or stockholders;

      o  any combinations of any of these methods of sale; and

      o  any other manner permitted by law.

         The selling security holders may also sell shares under Rule 144 of the Securities Act, if available, rather than under this prospectus.

         The selling security holders may sell their shares to or through underwriters, brokers, dealers or agents, in which event the underwriters, brokers, dealers or agents may receive discounts, concessions, commissions or other fees from the selling security holders, or discounts, concessions, commissions or other fees from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal. These discounts, concessions, commissions or fees as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved.

         The selling security holders may also enter into hedging transactions with brokers or dealers that may in turn engage in short sales of the common stock in the course of hedging in positions they assume. The selling security holders may also sell shares of common stock short and deliver shares of our common stock covered by this prospectus to close out short positions and loan or pledge shares of our common stock to brokers or dealers that in turn may sell such shares.

         The selling security holders may additionally pledge, hypothecate or grant a security interest in some or all of the shares of our common stock owned by them and, if such holders default in the performance of their secured obligations, the pledges or secured parties may offer and sell the shares of our common stock from time to time under this prospectus or any amendment to this prospectus, if necessary, to include the pledge, transferee or other successors in interest as selling security holders under this prospectus. The selling security holders may also transfer or donate their shares of our common stock in other circumstances, in which case the transferees, donees, pledges or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

         The selling security holders and any underwriters, brokers, dealers or agents that participate in the distribution of the shares offered hereby may be deemed "underwriters" within the meaning of the Securities Act. In that event, any discounts, concessions, commissions or fees received by them and any profit on the resale of the shares sold by them may be deemed to be underwriting discounts or commissions under the Securities Act.

         The selling security holders and any other person participating in the distribution of the shares of our common stock being offered hereby will be subject to applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder, including, without limitation, Regulation M. These regulations may limit the timing of purchases and sales of any of the shares of our common stock by the selling security holders and may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to our common stock.

         We will not receive any proceeds from the sale of the shares of our common stock registered hereby. We will pay all expenses incurred in connection with this registration of the shares of our common stock under the Securities Act, including registration and filing fees, fees an expenses of compliance with securities or blue sky laws, listing fees, printing and engraving expenses, messenger and delivery expenses, and fees and disbursements of our counsel, accountants and other persons retained by us, but excluding commissions and discounts incurred by the selling security holders in connection with the resale of such shares.

         We cannot assure you that the selling security holders will sell all or any portion of the securities offered hereby.

                        DISCLOSURE OF COMMISSION POSITION
                ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         The Indiana Business Corporation Law (the "IBCL") provides that an Indiana corporation may indemnify an individual made a party to a proceeding because the individual is or was a director against liability incurred in the proceeding provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. Unless limited by its articles of incorporation, an Indiana corporation must indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because the director is or was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding. Our articles of incorporation do not limit our obligations to so indemnify our directors.

         The IBCL also provides that, unless the corporation's articles of incorporation provide otherwise: (i) an officer of an Indiana corporation, whether or not a director, is entitled to mandatory indemnification and is entitled to apply for court-ordered indemnification to the same extent as a director; (ii) the corporation may indemnify and advance expenses to an officer, employee or agent of the corporation, whether or not a director, to the same extent as to a director; and (iii) the corporation may also indemnify and advance expenses to an officer, employee or agent, whether or not a director, to the extent, consistent with public policy, it is permitted to do so by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract. Our articles of incorporation do not limit our ability to so indemnify our officers.

         We are authorized to enter into indemnification agreements with our directors, officers, employees and agents, and those serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, which may, in some cases, be broader than the specific indemnification provisions set forth in the IBCL. In addition, we are authorized to purchase and maintain insurance on behalf of these persons to indemnify them for expenses and liabilities incurred by them by reason of their being or having been such a director, officer, employee or agent, regardless of whether we have the power to indemnify such persons against such expenses and liabilities under our articles of incorporation, our bylaws, the IBCL, or otherwise. We have not entered into any such agreements or obtained such insurance.

         The limitation of liability and indemnification provisions of the IBCL may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty of care. These provisions may also reduce the likelihood of derivative litigation against our directors, officers, employees and agents, and those serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, even though an action, if successful, might benefit us and our stockholders. The price of our shares may be adversely affected to the extent we pay the costs of settlement and damage awards against such persons pursuant to these indemnification provisions.

         We believe that the limitation of liability, indemnification and insurance provisions of the IBCL are useful to attract and retain qualified officers, directors, employees and agents. No material litigation or proceeding involving any of our officers, directors, employees or agents is currently pending for which indemnification or advancement of expenses is being sought.

         The effect of these indemnification provisions is to authorize indemnification for liabilities arising under the Securities Act and the Exchange Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our officers, directors and controlling persons pursuant to our articles of incorporation, our bylaws, the IBCL or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The SEC allows us to "incorporate by reference" into this prospectus the information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference into this prospectus is an important part of this prospectus.

         We incorporate by reference into this prospectus the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, until the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold:

         (a) Our prospectus filed with the SEC pursuant to Rule 424(b)(3) of the Securities Act on January 27, 2006, which relates to our Registration Statement on Form SB-2, File No. 333-126315.

         (b) The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on January 17, 2006, including any amendments or reports filed for the purpose of updating such description.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

         We will provide to each person, including any beneficial owner of our securities, to whom this prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents referred to above that have been or may be incorporated by reference into this prospectus but not delivered with this prospectus. You may make such requests at no cost to you by writing or telephoning us at the following address or number:

                           National Health Partners, Inc.
                           120 Gibraltar Road, Suite 107
                           Horsham, Pennsylvania 19044
                           Attention:  Chief Financial Officer
                           (215) 682-7114

         You should rely only on the information contained in this prospectus or any supplement to this prospectus, or incorporated by reference into this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement to this prospectus is accurate as of any date other than the date on the front of those documents.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934, as amended. You may read and copy any report, statement or other information that we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain further information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public at the SEC's Web site at http://www.sec.gov, as well as our Web site at http://www.carexpresshealth.com. Information contained on our Web site does not constitute part of this prospectus.

         This prospectus is part of a registration statement that we filed with the SEC. This prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement, and certain statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any contract, agreement or any other document referred to herein are not necessarily complete. For each of these contracts, agreements or documents filed as an exhibit to the registration statement, we refer you to the actual exhibit for a more complete description of the matters involved. In addition, we have omitted certain parts of the registration statement in accordance with the rules and regulations of the SEC. To obtain all of the information that we filed with the SEC in connection herewith, we refer you to the registration statement, including its exhibits and schedules. You should assume that the information contained in this prospectus and any accompanying prospectus supplement is accurate only as of the date appearing on the front of the prospectus or prospectus supplement, respectively.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         We are subject to the informational and reporting requirements of Sections 13(a), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). The following documents that we heretofore filed with the SEC pursuant to the Exchange Act are incorporated herein by reference:

         (a) Our prospectus filed with the SEC pursuant to Rule 424(b)(3) of the Securities Act of 1933, as amended (the "Securities Act") on January 27, 2006, which relates to our Registration Statement on Form SB-2, File No. 333-126315.

         (b) The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on January 17, 2006, including any amendments or reports filed for the purpose of updating such description.

         All documents that we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Indiana Business Corporation Law (the "IBCL") provides that an Indiana corporation may indemnify an individual made a party to a proceeding because the individual is or was a director against liability incurred in the proceeding provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. Unless limited by its articles of incorporation, an Indiana corporation must indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because the director is or was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding. Our articles of incorporation do not limit our obligations to so indemnify our directors.

         The IBCL also provides that, unless the corporation's articles of incorporation provide otherwise: (i) an officer of an Indiana corporation, whether or not a director, is entitled to mandatory indemnification and is entitled to apply for court-ordered indemnification to the same extent as a director; (ii) the corporation may indemnify and advance expenses to an officer, employee or agent of the corporation, whether or not a director, to the same extent as to a director; and (iii) the corporation may also indemnify and advance expenses to an officer, employee or agent, whether or not a director, to the extent, consistent with public policy, it is permitted to do so by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract. Our articles of incorporation do not limit our ability to so indemnify our officers.

         We are authorized to enter into indemnification agreements with our directors, officers, employees and agents, and those serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, which may, in some cases, be broader than the specific indemnification provisions set forth in the IBCL. In addition, we are authorized to purchase and maintain insurance on behalf of these persons to indemnify them for expenses and liabilities incurred by them by reason of their being or having been such a director, officer, employee or agent, regardless of whether we have the power to indemnify such persons against such expenses and liabilities under our articles of incorporation, our bylaws, the IBCL, or otherwise. We have not entered into any such agreements or obtained such insurance.

         Reference is made to Item 9 for our undertakings with respect to indemnification of liabilities arising under the Securities Act of 1933, as amended.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         The issuances of the shares of common stock being offered under the reoffer prospectus were exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act as transactions not involving any public offering.

ITEM 8.  EXHIBITS.

         The following exhibits are filed as part of this registration statement:


   Exhibit No.               Exhibit
   -----------               -------
    5.1            Opinion of Carson Boxberger LLP

    10.1 Form of Class A Warrant issued by the Company to consultants and advisors in June 2005 (Incorporated by reference to Exhibit 10.25 to the Registration Statement on Form SB-2, File No. 333-126315, initially filed with the Securities and Exchange Commission on June 30, 2005, as amended (the "Registration Statement")

    10.2 Form of Class B Warrant issued by the Company to consultants and advisors in June 2005 (Incorporated by reference to Exhibit 10.26 to the Registration Statement)

    10.3 Form of Class C Warrant issued by the Company to consultants and advisors in June 2005 (Incorporated by reference to Exhibit 10.27 to the Registration Statement)

    23.1           Consent of H J & Associates, LLC

    23.2           Consent of Carson Boxberger LLP (included in Exhibit 5.1)

    24.1           Power of Attorney (included on the signature page)

ITEM 9.  UNDERTAKINGS.

         The undersigned Registrant hereby undertakes to:

                1. file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                   (i) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                   (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                   (iii) include any additional or changed material information on the plan of distribution.

         2. for determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.

         3. file a post-effective amendment to remove from registration any of the securities being registered that remain unsold at the end of the offering.

         4. for determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

            (i) any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 (ss.230.424 of this chapter);

            (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

            (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

            (iv) any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Horsham, Commonwealth of Pennsylvania, on the 30th day of January, 2006.


                                NATIONAL HEALTH PARTNERS, INC.



                                By: /s/ David M. Daniels
                                    --------------------------------------------
                                    David M. Daniels
                                    Chief Executive Officer

         KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned individuals constitutes and appoints David M. Daniels, Roger H. Folts and Alex Soufflas, or any of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in or about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated:

Signature                   Title                                   Date
---------                   -----                                   ----
/s/ David M. Daniels        Chief Executive Officer and             January 30, 2006
------------------------    Chairman of the Board
David M. Daniels            (Principal Executive Officer)


/s/ Roger H. Folts          Chief Financial Officer                 January 30, 2006
------------------------    (Principal Financial and
Roger H. Folts              Accounting Officer)

                                  EXHIBIT INDEX

    Exhibit No.                  Exhibit
    -----------                  -------
      5.1            Opinion of Carson Boxberger LLP
      23.1           Consent of H J & Associates, LLC
      23.2           Consent of Carson Boxberger LLP (included in Exhibit 5.1)
      24.1           Power of Attorney (included on the signature page)